EXHIBIT 10.39

                           Global Technovations, Inc.
                          7108 Fairway Drive, Suite 200
                        Palm Beach Gardens, FL 33418-3757



                                November 29, 2000


VIA FEDERAL EXPRESS


Mr. G. Jeff Mennen
TMF Investments
25 Hanover Road
Building B
Florham Park, NJ  07932


Dear Jeff:

         We are enclosing the Guarantee to be executed by George Jeff Mennen Co-trustee u/a dated November 25, 1970 with George S. Mennen F/B/O John Henry Mennen (the "Trust"). The Guarantee is of a $1,000,000 note to be delivered to Global Technovations, Inc.'s (the "Company") 85%-owned subsidiary, Top Source Automotive, Inc. This Guarantee permits the Company to use the available funds and provide the necessary protection to its management and its board of directors with respect to any possible claim from NCT Audio Group, Inc.

         This letter also evidences the fact that in exchange for this Guarantee, the Company shall pay the Trust a $50,000 fee, which fee shall be due and payable on January 15, 2001 and issue to the Trust 150,000 of the Company's warrants exercisable at $.63 per share over a 10 year period. Provided, however, the warrants shall not be exercisable until the earlier of an effective date of a registration statement covering the underlying common stock or one year from the date of this letter.


         If the Trust is required to pay the Guarantee in whole or in part, the Company shall issue to it 10% Convertible Preferred Stock convertible at a 30 % discount from market (but not less than $.60 per share), redeemable at the Company's option at 115% of face value through June 30, 2001 and 120% thereafter. The Company shall use its best efforts to register the common stock issuable upon conversion within six months of issuance of the preferred stock and only 1/6 of face value can be sold per month cumulative.

Sincerely yours,




William C. Willis, Jr., President

I hereby agree to the foregoing.




By:_________________
    G. Jeff Mennen, Trustee